TERM LOAN AGREEMENT

BY AND BETWEEN

ENTERPRISE FINANCIAL SERVICES CORP, Borrower

AND

U.S. BANK NATIONAL ASSOCIATION, Lender

November 6, 2012

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS	1

SECTION 2 - THE LOAN	5

2.01	Loan Commitment 5

2.02	Note. 5

2.03	Interest Rates and Payments. 5

2.04	General Provisions as to Payments 6

2.05	Fees 6

2.06	Increased Costs 6

SECTION 3 - PRECONDITIONS TO LOAN.	6

SECTION 4 - REPRESENTATIONS AND WARRANTIES	7

4.01	Corporate Existence and Power 7

4.02	Corporate Authorization 7

4.03	Binding Effect 7

4.04	Financial Statements 7

4.05	Litigation 7

4.06	Pension and Welfare Plans 8

4.07	Tax Returns 8

4.08	Subsidiaries 8

4.09	Compliance With Other Instruments; None Burdensome 8

4.10	Other Loans and Guarantees 8

4.11	Title to Property 8

4.12	Regulation U 9

4.13	Environmental Matters 9

4.14	Shares of Subsidiary Bank 9

SECTION 5 - AFFIRMATIVE COVENANTS	9

5.01	Insurance 9

5.02	Payment of Taxes 9

5.03	Financial Data 9

5.04	Maintenance of Property 11

5.05	Inspection 11

5.06	Corporate Existence 11

5.07	Compliance with Law 11

5.08	ERISA Compliance 11

5.09	Risk-Based Capital Adequacy Guidelines 12

5.10	Loan Loss Reserves to Non-Performing Loans 12

5.11	Fixed Charge Coverage Ratio 12

5.12	Non-Performing Loans plus Other Real Estate to Primary Capital 12

5.13	Notices 12

5.14	Utilization of Loan Proceeds 13

SECTION 6 - NEGATIVE COVENANTS	13

6.01	Indebtedness 13

6.02	Merger or Consolidation etc 13

6.03	Sale of Property 13

6.04	Distributions 13

6.05	Issuance of Stock etc 13

6.06	[RESERVED]

6.07	Investments 14

6.08	Liens 14

6.09	Related Parties 14

6.10	Use of Proceeds 14

6.11	Nature of Business 14

6.12	Other Agreements 14

SECTION 7 - EVENTS OF DEFAULT	14

SECTION 8 - GENERAL	16

8.01	No Waiver 16

8.02	Right of Set-Off 16

8.03	Cost and Expenses 17

8.04	Environmental Indemnity 17

8.05	General Indemnity 17

8.06	Authority to Act 17

8.07	Notices 18

8.08	Consent to Jurisdiction; Waiver of Jury Trial 18

8.09	Lender’s Books and Records 18

8.10	Governing Law; Amendments 18

8.11	References; Headings for Convenience 18

8.12	Binding Agreement 18

8.13	Severability 19

8.14	Counterparts 19

8.15	Resurrection of Obligations 19

8.16	Entire Agreement 19

8.17	USA PATRIOT Act 19

8.18	Confidentiality 19

8.19	Waiver of Consequential Damages, etc. 20

8.20	Termination of this Agreement 20

8.21	Computations. 20

Exhibits

A - Form of Term Note
B - Form of Certificate

- ii -

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2012 by and between: ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (“Borrower”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”); and has reference to the following facts and circumstances:
A.    Borrower has applied to Lender for a term loan in the original principal amount of $12,000,000.00.
B.    Lender is willing to make said term loan available to the Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree and promise as follows:

SECTION 1 -	DEFINITIONS
In addition to the terms defined elsewhere in this Agreement or in any Exhibits or Schedules hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):
Applicable Margin shall mean the annual rate shown below based on the principal balance of the Note:
Pricing Tier    Principal Balance            Applicable Margin

1        > $9,500,000            3.25%
2        < $9,500,000 > $7,000,000    3.00%
3        < $7,000,000 > $4,500,000    2.75%
4        < $4,500,000            2.50%
The determination of the Applicable Margin as of any date shall be based on the principal balance of the Note on such date and shall be effective until the first Business Day following the date on which Lender receives principal payments from Borrower in such amounts that fall below the then current pricing tier. During the period commencing on the effective date of this Agreement and ending the first Business Day after the principal balance of the Note falls below $9,500,000, the Applicable Margin will be pricing tier 1.
Attorneys’ Fees means the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys employed by Lender (including, without limitation, attorneys who are employees of Lender) from time to time to represent Lender (a) in the preparation or amendment of this Agreement and the other Loan Documents, (b) in any litigation, contest or proceeding or to take any other action in or with respect to any litigation, contest or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Loan Documents, Borrower, Subsidiary Bank or any other Obligor, and (c)  to enforce any of Lender’s rights to collect any of the Obligations; provided, that such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Lender in certain matters.
Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.
Capital Stock shall mean, with respect to any corporation, partnership, limited liability company or other entity, any Capital Stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests of or in such corporation, partnership, limited liability company or other entity and any warrants, rights or options to purchase or acquire any such capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests.

Capitalized Lease shall mean any lease which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee.
Code shall mean the United States Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.
Consolidated Subsidiary shall mean with respect to any Person at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with GAAP.
Default shall mean an event or condition the occurrence of which would, with the lapse of time, the giving of notice, or both, become or constitute an Event of Default as defined in Section 7 hereof.
Distribution in respect of any corporation or other entity shall mean: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the Capital Stock or other equity interests of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any Capital Stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such Capital Stock or other equity interests.
Environmental Laws shall have the meaning ascribed thereto in Section 8.04.
Environmental Lien shall have the meaning ascribed thereto in Section 5.14(g).
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.
ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
Event(s) of Default shall have the meanings ascribed thereto in Section 7.
FDIC shall mean the Federal Deposit Insurance Corporation.
FDIC Capital Guidelines shall have the meaning ascribed thereto in Section 5.09.
FDIC Loss Sharing Agreements shall mean those agreements entered into by Borrower and FDIC in connection with those purchase and assumption transactions in which Borrower acquired assets of certain failed financial institutions.
Fixed Charge Coverage Ratio shall mean, for any period of determination, the ratio of the following (a) the sum of (i) Net Income, minus (ii) noncash income, plus (iii) noncash expenses, plus (iv) interest expense, minus (vi) cash Distributions (excluding TARP Distributions); to (b) the sum of (i) interest expense plus (ii) the principal payments due and payable on the Loan ($1,200,000.00 in each year); in each case calculated with respect to Borrower only and in accordance with GAAP.
GAAP shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and in effect as of the effective date of this Agreement (and not any changes thereto after such effective date).
Indebtedness of any Person shall mean and include all obligations of such Person which in accordance with GAAP are or should be classified upon a balance sheet of such Person as liabilities of such Person, any and all obligations of other Persons which such Person has guaranteed (other than those incurred in the ordinary course of banking business), all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person (other than those incurred in the ordinary course of banking business) and any and all obligations of such Person under any Capitalized Lease.
Indemnified Liabilities shall have the meaning ascribed thereto in Section 8.05.
Indemnitees shall have the meaning ascribed thereto in Section 8.05.
Knowledge shall mean the actual knowledge of the President or another executive officer of the Subsidiary Bank as defined in 12 C.F.R. 215.2, as amended from time to time, or in any successor law, rule or regulation of similar import, or the Chief Executive Officer, Chief Financial Officer or another executive officer of the Borrower as defined in 12 C.F.R. 215.2, as amended from time to time, or in any successor law, rule or regulation of similar import.
Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, lien or other encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt and any lease, consignment or bailment for security purposes.
Loan shall have the meaning ascribed to this term in Section 2.01(a).
Loan Documents shall mean this Agreement, the Note, and all other agreements, documents, instruments and certificates connected with or otherwise relating to this Agreement or the Loan made hereunder, all as the same may from time to time be amended, modified, extended or renewed
Loan Loss Reserves shall mean the loan loss reserves of Subsidiary Bank as reported in the most recent call reports of Subsidiary Bank.
Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, income or financial condition of Borrower, Subsidiary Bank, and/or any Subsidiary, taken as a whole, (b) material impairment of the ability of Borrower, Subsidiary Bank, and/or any Subsidiary, taken as a whole, to perform any of its obligations under this Agreement, the Note, or any of the other Loan Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Note, or any of the other Loan Documents.
Multiemployer Plan shall mean a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA which is maintained for employees of Borrower, any other Obligor, any ERISA Affiliate or Subsidiary Bank.
Net Income shall mean, with respect to any Person for any period, the aggregate net income (or net loss) of such Person for such period equal to net revenues and other proper income less the aggregate amount of any and all items which are treated as expenses under GAAP, and less Federal, state and local income taxes, but excluding from the definition of Net Income any extraordinary gains or losses, all determined in accordance with GAAP.
New York Banking Day shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
Non-Performing Loans shall mean the sum of (a) those loans ninety (90) days or more past due (either principal or interest), and (ii) those loans classified as “non-accrual” as reported in the most recent call reports of Subsidiary Bank; provided, that Non-Performing Loans will not include the portions of any Non-Performing Loans that are protected by FDIC Loss Sharing Agreements.
Note shall have the meaning ascribed to this term in Section 2.01(b).
Obligations shall mean any and all indebtedness, liabilities and obligations of Borrower to Lender under the Note, this Agreement, any of the other Loan Documents, any letters of credit and related agreements, any interest rate derivative agreements, or any other agreement, instrument or document heretofore, now or hereafter executed and delivered by Borrower to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees incurred or to be incurred in connection therewith.
Obligor shall mean Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Obligations or who grants Lender a Lien upon any Property or assets of such Person as collateral for any of the Obligations.
Other Real Estate shall mean the value of (i) all real estate owned by Subsidiary Bank, or (ii) listed as such in the most recent reports to any Regulatory Authority, whichever is most current; provided, that Other Real Estate will not include the portions of any Other Real Estate that are protected by FDIC Loss Sharing Agreements.
PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
Pension Plan shall mean any “pension plan” as such term is defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is established or maintained by Borrower, any other Obligor, any ERISA Affiliate or Subsidiary Bank, other than a Multiemployer Plan.
Person shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization or association, and a government or agency or political subdivision thereof.
Primary Capital shall mean Total Tangible Equity plus Loan Loss Reserves. all as determined in accordance with GAAP.
Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible; and Properties shall mean the plural of Property. For purposes of this Agreement, Borrower, and Subsidiary Bank, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
Regulation shall have the meaning ascribed thereto in Section 2.06.
Regulatory Agency shall mean any Federal, state or local governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Borrower, Subsidiary Bank, and/or any Subsidiary, including, without limitation (to the extent applicable), the Board of Governors of the Federal Reserve System, the FDIC, the United States Securities and Exchange Commission, and the Missouri Division of Finance, and any successors thereto.
Related Party shall mean any Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, Borrower, or Subsidiary Bank. The term “control” shall mean the possession, directly or indirectly, of the power to vote 10% or more of the Capital Stock of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that a Person that “controls” Borrower shall be limited to any Person that has the authority to vote 10% or more of the Capital Stock of Borrower.
Reportable Event shall have the meaning given to such term in ERISA.
Reprice Date shall mean the first day of each month; provided that if the Loan advance under this Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the date of the Loan advance, which rate plus the Applicable Margin shall be in effect until the next Reprice Date.
SEC shall mean the United States Securities and Exchange Commission.

Subsidiary shall mean, with respect to any Person, any corporation of which 50% or more of the issued and outstanding Capital Stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by such Person.
Subsidiary Bank shall mean Enterprise Bank & Trust, a Missouri trust company with banking powers.
TARP shall mean the Troubled Asset Relief Program administered by Treasury.
TARP Distributions shall mean those dividends due and payable to holders of TARP Stock.
TARP Stock shall mean the preferred Capital Stock of Borrower issued under TARP and held by Treasury.
Total Tangible Equity shall mean the total amount of the Capital Stock, surplus and undivided profits, accounts and capital qualified notes and debentures of Borrower, minus intangibles, all of which will be determined in accordance with GAAP applicable to banks consistently applied.
Treasury shall mean the United States Department of the Treasury.

SECTION 2 -	THE LOAN
2.01    Loan Commitment. Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default under this Agreement has occurred and is continuing, Lender agrees to make a term loan to Borrower of $12,000,000.00 (the “Loan”), which shall be funded in one advance on or about November 6, 2012. The Loan is not revolving in nature and any principal amount repaid on the Loan may not be reborrowed. The outstanding principal amount of the Term Loan shall be due and payable in consecutive quarterly payments, in the amount of $300,000.00 each, due and payable on each March 31, June 30, September 30 and December 31, commencing on December 31, 2012, and a final payment of the then outstanding principal balance of the Loan, due and payable on November 6, 2015.
2.02    Note.The Loan shall be evidenced by the Term Loan Promissory Note of Borrower dated as of the date hereof, and payable to the order of Lender in the original principal amount of $12,000,000.00, which Term Loan Promissory Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified extended, renewed or restated, the “Note”).
(a)    Lender shall record in its books and records the date and amount of the Loan and each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay the Loan made to Borrower hereunder shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth absent manifest error.
2.03    Interest Rates and Payments.
(a)    Interest on the principal balance of the Loan shall accrue at an annual rate equal to the Applicable Margin plus the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date.
(b)    After maturity of the Loan, whether by reason of acceleration or otherwise, interest shall continue to accrue on the Loan and be payable on demand on the entire outstanding principal balance thereof at an annual rate equal to Two Percent (2%) over and above the otherwise applicable interest rate(s). Interest on the Loan shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and at the maturity of the Loan, whether by reason of acceleration or otherwise. All payments shall be applied first to the payment of all accrued and unpaid interest, with the balance, if any, to be applied to the payment of principal. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(c)    Borrower shall have the right to prepay the Loan in whole or in part at any time, provided that: (i) all billed/due and unpaid interest shall accompany such prepayment; (ii) there is no Default or Event of Default at the time of prepayment; and (iii) all prepayments shall be credited and applied to the installments of principal in the inverse order of their stated maturity.
2.04    General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Loan and all interest, fees and other amounts payable by Borrower under this Section 2 not later than 2:00 p.m. (Central Time) on the date when due, in Federal or other collected funds immediately available in St. Louis, Missouri, to Lender at its address referred to in Section 8.07. Any such payment received by Lender after 2:00 p.m. (Central Time) shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.
2.05    Fees.
(a)    Borrower shall pay to Lender an upfront loan fee, due and payable upon execution of this Agreement, in the amount of $24,000.00.
(b)    If Borrower fails to make any payment of any principal of or interest on any Loan within ten (10) days after the same becomes due, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount not to exceed Five Percent (5%) of each late payment.
2.06    Increased Costs. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Lender (or Lender’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Lender or other conditions affecting the extensions of credit under this Agreement or evidenced by the Note; then Borrower shall pay to Lender such additional amount as Lender deems necessary to compensate Lender for any increased cost to Lender attributable to the extension(s) of credit under this Agreement or evidenced by the Note and/or for any reduction in the rate of return on Lender’s capital and/or Lender’s revenue attributable to such extension(s) of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Lender. Lender’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Lender.

SECTION 3 -
PRECONDITIONS TO LOAN. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make the Loan under this Agreement unless Lender shall have first received the following, all in form and substance acceptable to Lender:

(a)    this Agreement and the Note, each executed by a duly authorized officer of Borrower;
(b)    copies of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Note, and the other Loan Documents, certified by the Secretary of Borrower;
(c)    copies of the Restated Articles of Incorporation of Borrower, including any amendments thereto, certified by the Chief Executive Officer of Borrower;
(d)    copies of the Bylaws of Borrower, including any amendments thereto, certified by the Secretary of Borrower;

(e)    a certificate of good standing for Borrower issued by the Secretary of State of the State of Delaware;
(f)    an opinion of counsel from Greensfelder, Hemker & Gale, P.C., counsel to Borrower and Subsidiary Bank, in a form acceptable to Lender;
(g)    copies of all documents evidencing the approval by Treasury and all other Regulatory Agencies of Borrower’s redemption of its TARP Stock (including approval of the other financing components of Borrower’s redemption of its TARP Stock including (i) Borrower’s cash repayment in the amount of at least $8,000,000.00, and (ii) the special dividend made by Subsidiary Bank to Borrower in the amount of at least $15,000,000.00); and
(h)    such other agreements, documents, instruments, certificates and assurances as Lender may reasonably request.

SECTION 4 -	REPRESENTATIONS AND WARRANTIES
To induce Lender to make the Loan, Borrower hereby represents and warrants to Lender that:
4.01    Corporate Existence and Power. Each of Borrower, Subsidiary Bank, and each Subsidiary: (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate or other powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its business, financial condition or operations. Borrower is a “bank holding company” as defined in and within the meaning of 12 U.S.C. §1841(a), and as such Borrower has filed all necessary reports with and received all necessary approvals from The Board of Governors of the Federal Reserve System. Subsidiary Bank is an “insured bank” as defined in and within the meaning of 12 U.S.C. §1813.
4.02    Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note, and the other Loan Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.
4.03    Binding Effect. This Agreement, the Note, and the other Loan Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general.
4.04    Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the President, Chief Executive Officer or Controller of Borrower: (a) consolidated balance sheets and profit and loss statements of Borrower and its Consolidated Subsidiaries as of December 31, 2011, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP; and (b) the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) of Borrower and its Consolidated Subsidiaries as of June 30, 2012; (c) the Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) for Borrower as of June 30, 2012; and (d) the Consolidated Reports of Condition and Income For A Bank With Domestic Offices Only (FFIEC 041) of Subsidiary Bank as of September 30, 2012, certified by the President, Chief Executive Officer, Vice Chairman, or Chief Financial Officer of Subsidiary Bank. Borrower further represents that: (i) said financial statements fairly present in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as of the dates thereof, (ii) there has been no change in the financial condition or operation of Borrower or any of its Consolidated Subsidiaries since December 31, 2011 that could have a Material Adverse Effect, and (iii) neither Borrower nor any of its Consolidated Subsidiaries has any direct or contingent liabilities which are not disclosed on said financial statements which could have a Material Adverse Effect.
4.05    Litigation. Except as disclosed in Schedule 4.05 attached hereto, there is no action or proceeding pending or, to the Knowledge of Borrower, threatened against or affecting Borrower or Subsidiary Bank before any court, arbitrator or governmental, regulatory or administrative body, agency or official which could result in any change in the financial condition or operation of Borrower or Subsidiary Bank that could have a Material Adverse Effect, and neither Borrower nor Subsidiary Bank is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or governmental, regulatory or administrative body, agency or official which could have a Material Adverse Effect on Borrower or Subsidiary Bank.
4.06    Pension and Welfare Plans. Each Pension Plan complies with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower, any ERISA Affiliate, nor Subsidiary Bank has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by Borrower, any ERISA Affiliate or Subsidiary Bank to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any ERISA Affiliate or Subsidiary Bank of any material liability, fine or penalty; and neither Borrower, any ERISA Affiliate, nor Subsidiary Bank is a “contributing sponsor” as defined in Section 4001(a) (13) of ERISA of a “single-employer plan” as defined in Section 4001(a) (15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Neither Borrower nor Subsidiary Bank has any contingent liability with respect to any “employee welfare benefit plans”, as such term is defined in Section 3(a) of ERISA, which covers retired employees and their beneficiaries.
4.07    Tax Returns. Borrower, Subsidiary Bank, and each Subsidiary has filed all Federal, state and local income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower or Subsidiary Bank, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect, and except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the books of Borrower, Subsidiary Bank or such Subsidiary, as appropriate.
4.08    Subsidiaries. Borrower has no Subsidiaries other than as identified on Schedule 4.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. All of the issued and outstanding Capital Stock of each Subsidiary owned by Borrower is duly authorized, validly issued and fully paid and nonassessable. Except as disclosed on Schedule 4.08 attached hereto, neither the Borrower nor any Subsidiary, individually or collectively, owns or holds, directly or indirectly, more than 50% of the Capital Stock of or in any corporation, partnership, limited liability company or business other than the Borrower’s Subsidiaries.
4.09    Compliance With Other Instruments; None Burdensome. None of the execution and delivery by Borrower of the Loan Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or Subsidiary Bank, or any of the provisions of their Articles or Certificate of Incorporation or Association, or Bylaws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower or Subsidiary Bank is a party or subject, or by which it or its Property is bound. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, the exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, which has not already been obtained, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
4.10    Other Loans and Guarantees. Except as disclosed on Schedule 4.10 attached hereto, neither Borrower nor Subsidiary Bank (except in the ordinary course of the business of Subsidiary Bank) is borrower, guarantor or obligor with respect to any loan transaction, guarantee or other indebtedness for borrowed money.
4.11    Title to Property. Borrower, Subsidiary Bank and each Subsidiary are each the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower, Subsidiary Bank and each Subsidiary to conduct its business except where such failure would not have a Material Adverse Effect. Neither Borrower nor Subsidiary Bank has signed (or authorized the filing of) any financing statements, security agreements or chattel mortgages with respect to any of its Property, has granted or permitted any Liens with respect to any of its Property or, to Borrower’s Knowledge, is there any Lien with respect to any Property of Borrower or Subsidiary Bank, except relating to computer and office equipment (that is leased or purchased), and as otherwise disclosed on Schedule 4.11 attached hereto.
4.12    Regulation U. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended.
4.13    Environmental Matters. There are no disputes relating to environmental matters pending (nor, to the Knowledge of Borrower, are there any disputes threatened nor, to the Knowledge of Borrower, is there any basis therefor) affecting Borrower, Subsidiary Bank or any Subsidiary whether or not in or before any court or arbitrator of any kind or involving any governmental or regulatory body, which, if adversely determined could, singly or in the aggregate, have a Material Adverse Effect, including, without limitation, any notice from any agency, state or Federal, that Borrower, Subsidiary Bank or any Subsidiary is a potentially responsible party for the cleanup of any environmental waste site, that Borrower, Subsidiary Bank or any Subsidiary is in violation of any environmental permit or regulation, that Borrower, Subsidiary Bank or any Subsidiary has been placed on any registry of solid or hazardous waste disposal sites, or of the expiration, revocation or denial of any environmental permit or other loss of interim status or other current authorization to operate any unit or portion of the facilities of Borrower, Subsidiary Bank or any Subsidiary.
4.14    Shares of Subsidiary Bank. The authorized capital of Subsidiary Bank consists solely of 83,118 shares of common stock, $50.00 par value. Borrower is the sole legal and beneficial owner of 83,118 shares of common stock of Subsidiary Bank, representing all of the outstanding and issued shares of common stock of Subsidiary Bank, subject to no Liens, warrants, options, proxies, restrictions on transfer, resale or other disposition; that all of such shares are all validly issued, fully paid and nonassessable; and that Borrower has the unqualified right and power to grant a security interest in such shares without the consent of any other Person being required therefor. As of the date hereof, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of Capital Stock of Subsidiary Bank.

SECTION 5 -	AFFIRMATIVE COVENANTS
Borrower covenants and agrees that, so long as any of the Obligations are outstanding, it will:
5.01    Insurance. Keep adequately insured, and cause Subsidiary Bank and each Subsidiary to keep adequately insured, by financially sound and reputable insurers acceptable to Lender and in amounts reasonably acceptable to Lender, all Property of Borrower, Subsidiary Bank, and each Subsidiary of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such Persons and reasonably acceptable to Lender, except to the extent that the failure of any Subsidiary to keep its Property so insured would not have a Material Adverse Effect and (b) cause Subsidiary Bank to maintain coverage under a banker’s blanket bond in an amount equal to the greater of the amount of coverage currently maintained by Subsidiary Bank or the minimum coverage recommended by the applicable Regulatory Authority(ies), plus such excess fidelity coverage as Lender may reasonably request from time to time. Promptly after Lender’s request there for, Borrower shall provide Lender with evidence that Subsidiary Bank and each Subsidiary maintain, the insurance required under this Section 5.01, and evidence of the payment of all premiums therefor.
5.02    Payment of Taxes. Duly file, and cause Subsidiary Bank and each Subsidiary to duly file prior to delinquency, all Federal, state and local income tax returns and all other tax returns and reports of Borrower, Subsidiary Bank, and each Subsidiary, as the case may be, which are required to be filed; and pay, and cause Subsidiary Bank, and each Subsidiary to pay, when due, all taxes and governmental charges assessed against or upon Borrower, Subsidiary Bank, and each Subsidiary, as the case may be, or upon their respective Properties, assets, income or franchises except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the books of Borrower, Subsidiary Bank or such Subsidiary, as appropriate.
5.03    Financial Data. Deliver to Lender:
(a)    As soon as practicable and in any event within forty five (45) days after the end of each fiscal quarter of Borrower, unaudited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter (which may be filed with the SEC as SEC Form 10Q) and the related consolidated statements of income, and cash flows for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all in form and detail reasonably satisfactory to the Lender and certified as being true, correct and complete in all material respects and as being prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and absence of footnote disclosures) by the President, Chief Executive Officer, or Chief Financial Officer of Borrower;
(b)    As soon as practicable and in any event within sixty (60) days after the end of each fiscal quarter of Borrower, the (i) Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) of Borrower and its Consolidated Subsidiaries, certified by the President, Chief Executive Officer, or Chief Financial Officer of Borrower; and (ii) Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) for Borrower, certified by the President, Chief Executive Officer, or Chief Financial Officer of Borrower.
(c)    As soon as practicable and in any event within forty five (45) days after the end of each fiscal quarter of Subsidiary Bank, the Consolidated Reports of Condition and Income For A Bank With Domestic Offices Only (FFIEC 041) of Subsidiary Bank, certified by the President, Chief Executive Officer, or Chief Financial Officer of Subsidiary Bank.
(d)    As soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, consolidated statements of earnings and retained earnings of Borrower and its Consolidated Subsidiaries for such year, consolidated statements of cash flow of Borrower and its Consolidated Subsidiaries for such year, and consolidated balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such year (which may be filed with the SEC as SEC Form 10K), setting forth in each case in comparative form corresponding figures from the preceding fiscal year, all such statements to be prepared in accordance with GAAP and reported and accompanied by independent certified public accountants selected by Borrower and acceptable to Lender together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default arising from any covenant set forth in Sections 5.10, 5.11 or 5.12 hereof that has occurred or is continuing;
(e)    Contemporaneously with the delivery of the financial statements pursuant to Section 5.03(a) (including electronic or deemed delivery as provided in Section 5.03(g)), a certificate in substantially the form of that attached hereto and made a part hereof as Exhibit B (with appropriate insertions), executed by the President, Chief Executive Officer, or Chief Financial Officer of Borrower and the President of Subsidiary Bank;
(f)    Promptly after filing with any Regulatory Agency, and in any event within ten (10) days after the filing thereof, copies of all financial statements, reports, filings and other documents which Borrower, Subsidiary Bank, and/or any Subsidiary shall file with any regulatory agency; and
(g)    With reasonable promptness, such other financial information and data as Lender may from time to time reasonably request.
Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower, Subsidiary Bank, and/or any Subsidiary to any Regulatory Authority having jurisdiction over Lender, pursuant to any request therefore. Documents required to be delivered pursuant to this Section 5.03 (to the extent any such documents are included in materials otherwise filed with the SEC or any other Regulatory Agency) may be delivered electronically by posting such documents or providing a link thereto on Borrower’s or Subsidiary Bank’s website or by posting the documents on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender, specifically including, without limitation, the SEC website, the FDIC website, the website of the Board of Governors of the Federal Reserve Board and the website of the Missouri Division of Finance) and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower or Subsidiary Bank posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s or Subsidiary Bank’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender, specifically including, without limitation, the SEC website, the FDIC website, the website of the Board of Governors of the Federal Reserve Board and the website of the Missouri Division of Finance).
5.04    Maintenance of Property. Maintain, and cause Subsidiary Bank, and each Subsidiary to maintain, all Property, plants and equipment (except obsolete equipment) of Borrower, Subsidiary Bank, and each Subsidiary in good operating order, except where the failure of any Subsidiary to so maintain its Property would not have a Material Adverse Effect.
5.05    Inspection. Permit, and cause Subsidiary Bank, and each Subsidiary to permit, any person designated by Lender to visit, inspect and audit any of the corporate books, loan documentation, loan portfolios, loan files and financial records of Borrower, Subsidiary Bank, and each Subsidiary and to discuss the affairs, finances and accounts of Borrower, Subsidiary Bank, and each Subsidiary with the principal officers of Borrower, Subsidiary Bank, and each Subsidiary, all upon reasonable prior notice during normal business hours and, as long as no Event of Default has occurred and is continuing, no more frequently than twice during any consecutive twelve (12) month period.
5.06    Corporate Existence. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect the corporate existence, rights and franchises of itself, Subsidiary Bank, and each Subsidiary except where failure to maintain such existence would not have a Material Adverse Effect, (b) duly qualify itself, Subsidiary Bank, and each Subsidiary to do business in all jurisdictions where the nature of Property owned or leased by Borrower, Subsidiary Bank, and each Subsidiary, or the nature of the business of Borrower, Subsidiary Bank, and each Subsidiary requires such qualification except where the failure to maintain such qualification would not have a Material Adverse Effect, (c) maintain its status as a “bank holding company” under and within the meaning of 12 U.S.C. §1841(a), (d) cause Subsidiary Bank to preserve and keep in full force and effect its existence, franchise and right to do business as a trust company with banking powers, as the case may be, under the laws of the jurisdiction of its incorporation, and (e) maintain Subsidiary Bank’s status as an “insured bank” as defined in, or within the meaning of, 12 U.S.C. §1813, and to otherwise maintain Subsidiary Bank’s eligibility for federal deposit insurance.
5.07    Compliance with Law. Comply to the best of Borrower’s Knowledge in all material respects with, and cause Subsidiary Bank, and each Subsidiary to comply to the best of Borrower’s Knowledge in all material respects with, any and all laws, ordinances and governmental and regulatory rules and regulations to which it, Subsidiary Bank, and each Subsidiary is subject; and obtain, and cause Subsidiary Bank, and each Subsidiary to obtain, any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the conduct of the business of itself, Subsidiary Bank, and each Subsidiary, which violation or failure to obtain does have or is likely to cause a Material Adverse Effect.
5.08    ERISA Compliance. If Borrower, Subsidiary Bank, or each Subsidiary shall have, or in the future create, any Pension Plan, Borrower shall comply with, and shall cause Subsidiary Bank, and each Subsidiary to comply with, all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, Borrower will not: (a) permit, or cause or allow Subsidiary Bank, and each Subsidiary to permit, any Pension Plan maintained by it, Subsidiary Bank, or each Subsidiary, as the case may be, to engage in any nonexempt “prohibited transaction”, as such term is defined in section 4975 of the Internal Revenue Code of 1986, as amended; (b) permit, or cause or allow Subsidiary Bank, and each Subsidiary to permit, any Pension Plan maintained by it, Subsidiary Bank to incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived; (c) terminate, or cause or allow Subsidiary Bank, and each Subsidiary to terminate, any such Pension Plan in a manner which could result in the imposition of a Lien on the Property of Borrower, Subsidiary Bank, or each Subsidiary, as the case may be, pursuant to section 4068 of ERISA, 29 U.S.C. § 1368; or (d) take, or cause or allow Subsidiary Bank, or each Subsidiary to take, any action which would constitute or give rise to a complete or partial withdrawal from a multi-employer plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA. Notwithstanding any provision contained in this Section 5.08 to the contrary, an act by Borrower, Subsidiary Bank, or each Subsidiary shall not be deemed to constitute a violation of subparagraphs (a) through (d) hereof unless Lender determines in good faith that said action, individually or cumulatively with other acts of the Borrower, Subsidiary Bank, or each Subsidiary, does have or is likely to cause a Material Adverse Effect on the financial condition of Borrower, Subsidiary Bank, or each Subsidiary. Borrower shall have the affirmative obligation hereunder to report to Lender any of those acts identified in subparagraphs (a) through (d) hereof, regardless of whether said act does or is likely to cause a Material Adverse Effect on the financial condition of the Borrower, Subsidiary Bank, or each Subsidiary, and failure by Borrower to report such act promptly upon Borrower’s becoming aware of the existence thereof shall constitute an Event of Default hereunder.
5.09    Risk-Based Capital Adequacy Guidelines. Comply with, and it will cause Subsidiary Bank to comply with, to the extent applicable, (a) the Risk-Based Capital Adequacy Guidelines for Bank Holding Companies of The Board of Governors of the Federal Reserve System as set forth in Appendix A to 12 C.F.R. Part 225 (the “Holding Company Guidelines”), as from time to time amended, or in any successor law, rule or regulation of similar import, and (b) the Statement of Policy on Risk-Based Capital for State Nonmember Banks of the Federal Deposit Insurance Corporation as set forth in Appendix A to 12 C.F.R. Part 325 (the “FDIC Capital Guidelines”), as from time to time amended, or in any successor law, rule or regulation of similar import. In addition, Borrower will cause Subsidiary Bank to maintain at all times a “well-capitalized” (or its equivalent) rating under the FDIC Capital Guidelines; provided, that regardless of the requirements set forth in the FDIC Guidelines, Subsidiary Bank shall at all times have total risk based capital (as calculated under 12 C.F.R. 325.103(b)(1)(i)), of at least 11.50%.
5.10    Loan Loss Reserves to Non-Performing Loans. Cause Subsidiary Bank to maintain at all times, measured quarterly as of the last day of each fiscal quarter, a ratio of Loan Loss Reserves to Non-Performing Loans of at least 80%.
5.11    Fixed Charge Coverage Ratio. Maintain at all times, measured quarterly as of the last day of each fiscal quarter (on a rolling four-quarter basis), a Fixed Charge Coverage Ratio of at least 1.35 to 1.00.
5.12    Non-Performing Loans plus Other Real Estate to Primary Capital. Cause Subsidiary Bank to maintain at all times, measured quarterly as of the last day of each fiscal quarter a ratio of total Non-Performing Loan plus Other Real Estate of not more than 24% of Primary Capital.
5.13    Notices. Notify Lender in writing of any of the following within five (5) Business Days of Borrower obtaining Knowledge of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
(a)    Default. The occurrence of any Default or Event of Default under this Agreement;
(b)    Litigation. The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, Subsidiary Bank, any Subsidiary, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance seeking monetary damages from Borrower, Subsidiary Bank and/or any Subsidiary in an amount of greater than $2,500,000;
(c)    Judgment. The entry of any judgment or decree against Borrower, Subsidiary Bank, or any Subsidiary in an amount of greater than $2,500,000 in the aggregate by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
(d)    Pension Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person to terminate any Pension Plan; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower, any other Obligor or Subsidiary Bank with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;
(e)    Change of Name. Any change in the name of Borrower, Subsidiary Bank, or any Subsidiary;
(f)    Change in Place(s) of Business. Any proposed opening, closing or other change of the chief executive office of Borrower, or the main banking branch of Subsidiary Bank;
(g)    Environmental Matters. Receipt of any notice that the operations of Borrower, Subsidiary Bank, or any Subsidiary are not in full compliance with any of the requirements of any material Federal, state or local environmental, health or safety law, rule or regulation; receipt of notice that Borrower, Subsidiary Bank, or any Subsidiary is subject to any Federal, state or local investigation evaluating whether any material remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent or other substance into the environment; or receipt of notice that any of the Properties or assets of Borrower, Subsidiary Bank, or any Subsidiary are subject to an “Environmental Lien.” For purposes of this Section 5.13(g), “Environmental Lien” shall mean a Lien in favor of any governmental or regulatory agency, entity, authority or official for (1) any liability under Federal, state or local environmental laws, rules or regulations or (2) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of a hazardous or toxic waste, substance or constituent or other substance into the environment, each in excess of $1,000,000;
(h)    Material Adverse Effect. The occurrence of any change in the business, operations or condition, financial or otherwise, of Borrower, Subsidiary Bank, or any Subsidiary that could have a Material Adverse Effect; and
(i)    Regulatory Matters. The issuance of any cease and desist order against Borrower, Subsidiary Bank, or any Subsidiary and/or the entry of any memorandum of understanding or other agreement between Borrower, Subsidiary Bank, or any Subsidiary and any Regulatory Agency, regardless of whether the same is voluntary or involuntary if the impact of the same is adverse to Borrower, Subsidiary Bank or any Subsidiary.
5.14    Utilization of Loan Proceeds. Utilize the proceeds of the Loan solely to finance the redemption of Borrower’s TARP Stock.

SECTION 6 -	NEGATIVE COVENANTS
Borrower covenants and agrees that, as long as any of the Obligations are outstanding, it will not, and it will not cause or permit Subsidiary Bank or any Subsidiary to, without the prior written consent of Lender, not to be unreasonably withheld:
6.01    Indebtedness. Create or incur any Indebtedness except (a) Indebtedness due Lender, (b) the other Indebtedness described on Schedule 4.10, (c) Indebtedness of Subsidiary Banks to creditors in the ordinary course of its banking business, d) Indebtedness relating to trust preferred securities issued by Borrower, and (e) Indebtedness under purchase money security agreements and Capitalized Leases and other unsecured Indebtedness, the aggregate principal amount of which shall not exceed $1,000,000 at any one time.
6.02    Merger or Consolidation etc. Merge into or consolidate with any other entity, or cause or permit any change in the ownership of more than 10% of the Capital Stock of Subsidiary Bank, or any Subsidiary.
6.03    Sale of Property. Sell, lease, transfer or otherwise dispose of any Property or assets of Borrower, Subsidiary Bank, or any Subsidiary, as the case may be, except in the ordinary course of business; provided, however, that the foregoing shall not preclude Borrower, Subsidiary Bank, or any Subsidiary from selling, leasing, transferring or otherwise disposing of less than substantially all of its assets other than in the ordinary course of business.
6.04    Distributions. Declare or incur any liability to make any Distribution in respect of the Capital Stock of Borrower, Subsidiary Bank, or any Subsidiary; provided that as long as no Default or Event of Default under this Agreement has occurred and is continuing or is created thereby, (a) Subsidiary Bank shall be permitted to pay cash Distributions to Borrower to the extent necessary to pay (i) obligations due under trust preferred securities issued by Borrower, and (ii) the Obligations then due and payable to Lender; and (b) Borrower shall be permitted to declare and pay cash Distributions on its Capital Stock.
6.05    Issuance of Stock etc. Authorize or issue any new types, varieties or classes of Capital Stock of Subsidiary Bank, or any Subsidiary, either preferred or common, voting or nonvoting, or any bonds or debentures, subordinated or otherwise, or any stock warrants or options, or authorize or issue any additional shares of stock of any existing class of stock of Subsidiary Bank, or any Subsidiary, or grant any person other than Lender any proxy for existing shares, or cause or allow or declare any stock splits or take any other action which could, directly or indirectly, decrease Borrower’s ownership interest in Subsidiary Bank and its other Subsidiaries.
6.07    Investments. Make any advances or loans or extensions of credit to, purchase any stock, bonds, notes, debentures or other securities of, make any expenditures on behalf of or in any manner assume liability (direct, contingent or otherwise) for the Indebtedness of, any Person, except (a) such guarantees, loans, advances and/or investments made by Subsidiary Bank, or any Subsidiary in the ordinary course of their banking or other business, (b) capital contributions, loans or advances from Borrower to Subsidiary Bank, or any Subsidiary, (c) shares of stock, obligations and/or other securities received in settlement of claims arising in the ordinary course of business, (d)  investments in private equity funds not to exceed $20,000,000 in the aggregate, including those investments made or committed but unfunded as of the Effective Date listed on Schedule 6.06; and (e) other investments acquired or entered into from and after the Effective Date in an aggregate amount which shall not exceed $1,000,000; provided that immediately before or after giving effect thereto, no Default or Event of Default exists.
6.08    Liens. Create, incur, assume, permit the imposition of or allow the continuance of any Lien on any of the Property of Borrower, Subsidiary Bank, or any Subsidiary, except for (a) Liens securing government deposits at Subsidiary Bank, (b) Liens on Property or assets which secure loans or other extensions of credit made by Subsidiary Bank, (c) Liens on Property or assets acquired by Subsidiary Bank or any Subsidiary by foreclosure or by deed in lieu of foreclosure, (d) Liens on Property and assets of Subsidiary Bank that secure Indebtedness of Subsidiary Banks to creditors in the ordinary course of its banking business (including Federal Home Loan Banks, the Federal Reserve, and in connection with repurchase transactions), (e) liens for taxes, assessments or governmental charges that are not past due; (f) liens, pledges, and deposits under workers’ compensation, unemployment insurance, social security and similar Laws, (g) judgment liens, provided enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (h) purchase money security interests and Capitalized Leases securing indebtedness permitted under Section 6.01 and (i) the Liens listed on Schedule 4.11.
6.09    Related Parties. (a) Transfer any Property to any Person that Borrower has knowledge is a Related Party other than transfers in the ordinary course of business or (b) purchase or sign any agreement to purchase any securities of any Related Party (whether debt, equity or otherwise), underwrite or guarantee the same, or otherwise become obligated with respect thereto.
6.10    Use of Proceeds. Without Lender’s prior written consent, permit any proceeds of the Loan to be used either directly or indirectly for the purpose (whether immediate, incidental or ultimate) of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as from time to time amended.
6.11    Nature of Business. Conduct or engage in any business if, as a result thereof, the general nature of the business which would thereafter be engaged in by Borrower, Subsidiary Bank, or any Subsidiary, as the case may be, would be substantially changed from the general nature of the business engaged in on the date of this Agreement by Borrower, Subsidiary Bank, or any Subsidiary, as the case may be, except to the extent such change with respect to any Subsidiary would not have or cause a Material Adverse Effect.
6.12    Other Agreements. Enter into any material agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 7 -	EVENTS OF DEFAULT
If any of the following (each, an “Event of Default”) shall occur and be continuing, unless otherwise waived in writing by Lender:
7.01    Borrower shall fail to pay any of the Obligations as and when the same shall become due and payable, whether by reason of demand, acceleration or otherwise and such failure remains unremedied for ten (10) days after any such date;
7.02    Any representation or warranty of Borrower, and/or Subsidiary Bank made in this Agreement or in any of the other Loan Documents or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;
7.03    Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 5.09, 5.10, 5.11, 5.12, 5.14, or 6 hereof;
7.04    Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement, and any such failure shall remain unremedied for thirty (30) days after the earlier of (a) written notice of default is given to Borrower by Lender or (b)  Borrower obtaining Knowledge of such failure;
7.05    This Agreement or any of the other Loan Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability hereof or thereof shall be contested or denied by Borrower or any Obligor, or if Borrower or any Obligor shall deny that it has any further liability or obligation hereunder or thereunder or if Borrower or any Obligor shall fail to comply with or observe any of the terms, provisions or conditions contained in any of the Loan Documents (other than this Agreement);
7.06    Borrower, Subsidiary Bank, any Subsidiary or any other Obligor shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or of a substantial part of its Property or assets, (d) file an answer admitting the material allegations of a petition filed against itself, himself or herself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its, his or her inability or fail generally to pay its, his or her debts as they become due, (g) become insolvent in either the equity or bankruptcy sense of the term or (h) take any corporate or other action for the purpose of effecting any of the foregoing;
7.07    An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor, or of a substantial part of the Property or assets of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor or of a substantial part of the Property or assets of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor or (c) the winding-up or liquidation of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor; and any such proceeding or petition shall continue undismissed for ninety (90) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) consecutive days;
7.08    Subsidiary Bank shall be placed in receivership by any Regulatory Agency;
7.09    Any Regulatory Agency shall notify Subsidiary Bank that it is not rated as “well-capitalized” (or its equivalent) under the FDIC Capital Guidelines and such is not corrected within thirty (30) days after said notice;
7.10    Subsidiary Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act of 1959, as amended, or a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Authority against or affecting Borrower, Subsidiary Bank, any Subsidiary or any other Obligor which (in Lender’s opinion) has or could have a Material Adverse Effect;
7.11    Any governmental or regulatory proceeding is instituted against Borrower, Subsidiary Bank, any Subsidiary or any other Obligor which will have a Material Adverse Effect after taking into account insurance coverage and reserves therefor (if any);
7.12    Any Property of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor with a value in excess of $100,000 shall be seized, attached or levied upon, unless released within thirty (30) days after being seized, attached or levied upon;
7.13    Borrower, Subsidiary Bank, any Subsidiary or any other Obligor shall have a judgment for payment of money in excess of $2,500,000 entered against it by a court having jurisdiction in the premises, which is not insured, and such judgment shall not be appealed in good faith or satisfied by Borrower, Subsidiary Bank or such Obligor, as the case may be, within thirty (30) days after the entry of such judgment;
7.14    Borrower, Subsidiary Bank, any Subsidiary or any other Obligor shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing or securing any outstanding indebtedness of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor, as the case may be, for borrowed money (other than the Obligations) in excess of $2,500,000, if the effect of such failure or default is to cause or permit such indebtedness to be declared to be due and payable or otherwise accelerated, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
7.15    The institution by Borrower, any ERISA Affiliate, Subsidiary Bank, or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, any ERISA Affiliate, Subsidiary Bank, or any Subsidiary would be required to make a contribution to such Pension Plan or would incur a liability or obligation to such Pension Plan in excess of $2,500,000; or the institution by the PBGC of steps to terminate any Pension Plan;
7.16    Borrower, Subsidiary Bank, any Subsidiary or any other Obligor shall be declared by Lender to be in default on, or pursuant to the terms of, (a) any other present or future obligation to Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty, letter of credit reimbursement obligation, interest rate derivative obligation, or (b) any other present or future agreement purporting to convey to Lender a Lien upon any of the Property or assets of Borrower, Subsidiary Bank, any Subsidiary or any other Obligor; or
7.17    Subsidiary Bank is prohibited from making Distributions to Borrower (whether by court order or any Regulatory Agency);
THEN, and in each such event (other than an event described in Sections 7.06, 7.07, or 7.08), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note issued under this Agreement and all other amounts payable by Borrower hereunder to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Loan Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 7.06, 7.07, or 7.08, the entire outstanding principal balance of and all accrued and unpaid interest on the Note issued under this Agreement and all other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Loan Documents or under applicable law.

SECTION 8 -	GENERAL
8.01    No Waiver. No failure or delay by Lender or the holder of the Note in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker’s lien or set-off.
8.02    Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default under this Agreement, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Loan Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Loan Documents.
8.03    Cost and Expenses. Borrower agrees to pay (a) all out-of-pocket costs and expenses of Lender in connection with the preparation, negotiation and execution of this Agreement, the Note and the other Loan Documents, including, without limitation, Attorneys’ Fees, (b) all recording and filing fees incurred in connection with this Agreement and the other Loan Documents, (c) all out-of-pocket expenses of Lender in connection with the preparation of any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder, including, without limitation, Attorneys’ Fees, (d) if an Event of Default occurs, all out-of-pocket costs and expenses incurred by Lender, including, without limitation, Attorneys’ Fees, in connection with such Event of Default and collection and other enforcement proceedings resulting there from and (e) all other Attorneys’ Fee incurred by Lender relating to or arising out of or in connection with this Agreement or any of the other Loan Documents.
8.04    Environmental Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys’ Fees), to the extent such losses, liabilities, damages, injuries, costs, expenses or claims have a Material Adverse Effect, which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to or as a direct or indirect result of the violation by Borrower, Subsidiary Bank, or any Subsidiary of any laws or regulations relating to solid waste and/or hazardous waste treatment, storage, disposal, generation and transportation, air, water and/or noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of hazardous materials or hazardous substances, and the transportation of hazardous materials (“Environmental Laws”); or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower, Subsidiary Bank, or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any hazardous material or substances (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 8.04 shall survive the satisfaction and payment of the Obligations and termination of this Agreement.
8.05    General Indemnity. In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Lender and any holder of Note, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement or other agreements executed and delivered by Borrower, or any other Obligor in connection with the Loan (but not to any other transaction entered into by and between Borrower or any other Obligor on one hand and Lender on the other hand), the statements contained in any commitment letters delivered by Lender, Lender’s agreement to make the Loan hereunder or the use or intended use of the proceeds of the Loan hereunder (the “Indemnified Liabilities”); that Borrower shall have no obligation to the Indemnitees with respect to Indemnified Liabilities arising from the negligence or willful misconduct of the Indemnitees as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.05 shall survive satisfaction and payment of the Obligations and termination of this Agreement.
8.06    Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Lender to have been delivered by any Person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a Person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action. Lender acknowledges and agrees that the only Persons authorized to act on behalf of Borrower are the Chief Executive Officer, Chief Financial Officer and the Senior Vice President & Controller of Borrower and the President of Subsidiary Bank.
8.07    Notices. Each notice, request, demand, consent, confirmation and/or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature page(s) of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address or telecopy number for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy, on the first Business Day after the day on which sent, if sent by recognized overnight courier or on the third Business Day after the day on which mailed, if sent by registered or certified mail. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e mail) pursuant to procedures approved by Lender. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided further that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
8.08    Consent to Jurisdiction; Waiver of Jury Trial. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN ST. LOUIS COUNTY, MISSOURI, OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 8.07. BORROWER AND LENDER IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES.
8.09    Lender’s Books and Records. Lender’s books and records showing the account between Borrower and Lender shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.
8.10    Governing Law; Amendments. This Agreement, the Note, and all of the other Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Missouri, and this Agreement and the other Loan Documents may not be changed, nor may any term, condition or Event of Default be waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
8.11    References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to section numbers of this Agreement, and all references herein to Schedule 4.05, 4.08, 4.10, or 4.11, or Exhibit A or B refer to attached Schedule 4.05, 4.08, 4.10, or 4.11, or Exhibit A or B, which are hereby incorporated herein by reference. The section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.
8.12    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and Lender and its successors and assigns. Borrower may not assign or delegate any of its rights or obligations under this Agreement.
8.13    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
8.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
8.15    Resurrection of Obligations. To the extent that Lender receives any payment on account of any of the Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Obligations or part thereof intended to be satisfied and any and all liens, security interests, mortgages, deeds of trust and/or other encumbrances upon or pertaining to any assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such the Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of the Obligations.
8.16    Entire Agreement. This notice is provided pursuant to Section 432.047, R.S.Mo. As used herein, “borrower” means Borrower, “creditor” means Lender and each of “the credit agreement” and “this writing” means this Agreement and the other Loan Documents. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.
8.17    USA PATRIOT Act. This notice is provided to Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.
8.18    Confidentiality. Lender agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any nonpublic information supplied to Lender, as the case may be, by Borrower, Subsidiary Bank, or any Subsidiary pursuant to this Agreement or any other Loan Documents which is identified by Borrower as being confidential at the time the same is delivered to Lender; provided, however, that nothing contained in this Section 8.18 shall prohibit or limit the disclosure by Lender of any such information (a)  to the extent required by any statute, rule, regulation, subpoena or judicial process, (b) to any Regulatory Agency having jurisdiction over Lender, (c) to any professional advisors, including counsel and accountants, for Lender, (d) to any bank examiners or auditors, (e) in connection with any litigation to which Lender is a party, (f) in connection with the enforcement of the rights and remedies of Lender, under this Agreement and/or under other Loan Documents, or (g) to any assignee or participant (or prospective assignee or participant); and provided further, that in no event shall Lender be obligated or required to return any materials furnished to such Person by Borrower, Subsidiary Bank, or any Subsidiary under this Agreement or any other Loan Documents. In no event shall Lender use any non-public information supplied to Lender by Borrower (A) in violation of securities laws, including, without limitation, insider trading laws, rules and regulations or (B) in connection with any activity in competition with the business of the Borrower or Subsidiary Bank, including without limitation, in connection with proposing terms for loan transactions to existing or potential customers of Subsidiary Bank. Notwithstanding the foregoing, Lender shall not have any liability to Borrower, Subsidiary Bank, or any Subsidiary, or any stockholder, member, partner, joint venturer, director, officer, employee or agent of Borrower, Subsidiary Bank, or any Subsidiary by reason of, or in any way claimed to be related to, any disclosure by such Person of any information with respect to Borrower, Subsidiary Bank, or any Subsidiary except to the extent the same results from the gross negligence or willful misconduct of such Person as determined by a court of competent jurisdiction in a final, nonappealable order. The provisions of this Section 8.18 shall survive the expiration or termination of this Agreement.
8.19    Waiver of Consequential Damages, etc.. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND BORROWER HEREBY WAIVES, ANY CLAIM AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND/OR ANY LOAN ADVANCE AND/OR THE USE OF THE PROCEEDS OF ANY LOAN ADVANCE.
8.20    Termination of this Agreement. This Agreement shall remain in full force and effect and may not be terminated by Borrower unless and until (a) all of Borrower’s Obligations have been fully, finally and indefeasibly paid in cash, and (b) Lender does not have any further commitment or obligation to advance funds, make loans, issue letters of credit and/or extend credit to or for the account or benefit of Borrower under this Agreement, the Note or any other Loan Documents.
8.21    Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if Borrower notifies Lender that Borrower wishes to amend any covenant in Sections 5.10, 5.11 or 5.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Lender notifies Borrower that Lender wishes to amend Sections 5.10, 5.11 or 5.12 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Lender.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

[SIGNATURES ON FOLLOWING PAGE]
SIGNATURE PAGE-
TERM LOAN AGREEMENT- November 6, 2012

Borrower:

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Frank H. Sanfilippo
Frank H. Sanfilippo, Executive Vice President
and Chief Financial Officer

Address:

150 N. Meramec Avenue
Clayton, Missouri 63105
Attention: Frank H. Sanfilippo, Executive Vice President and Chief Financial Officer

Telecopier: (314) ________

Lender:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Roy Young
Roy Young, Senior Vice President

Address:

One US Bank Plaza (SL-MO-T11S)
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention: Financial Institutions Banking Division

Telecopier: (314) 418-2173

EXHIBIT A
(Form of Note)
TERM LOAN PROMISSORY NOTE
$12,000,000.00    St. Louis, Missouri
November 6, 2012

FOR VALUE RECEIVED, the undersigned, ENTERPRISE FINANCIAL SERVICES CORP. a Delaware corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Twelve Million Dollars ($12,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by Lender to Borrower and evidenced by this Term Loan Promissory Note (this “Note”). The principal amount of this Note shall be due and payable in consecutive quarterly payments, in the amount of $300,000.00 each, due and payable on each March 31, June 30, September 30 and December 31, commencing on December 31, 2012, and a final payment of the then outstanding principal balance of this Note, due and payable on November 6, 2015.
Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate(s) and on the dates set forth in the Loan Agreement.
All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.
All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at One US Bank Plaza, 7th Street & Washington Avenue, St. Louis, Missouri 63101, or at such other place as Lender may from time to time designate in writing.
Lender shall record in its books and records the date and amount of the Loan advance made by it to Borrower under this Note and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay the Loan advance made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth absent manifest error.
This Note is the “Note” referred to in the Loan Agreement dated as of the date hereof by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.
If Borrower shall fail to make any payment of any principal of or interest on this Note as and when the same shall become due and payable subject to any applicable grace period, or if any Event of Default shall occur under or within the meaning of the Loan Agreement, then Lender’s obligation to make additional Loan advances under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.
In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.
This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

Borrower:

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Frank H. Sanfilippo
     Frank H. Sanfilippo, Executive Vice President
and Chief Financial Officer

EXHIBIT B
(Form of Certificate)
_________, 201__
U.S. Bank National Association
One US Bank Plaza (SL-MO-T11S)
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention: Financial Institutions Banking Division

Ladies and Gentlemen:
Reference is hereby made to the Loan Agreement dated as of November 6, 2012, by and between U.S. Bank National Association (“Lender”) and Enterprise Financial Services Corp (“Borrower”) (as from time to time amended, the “Agreement”; all capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement).
The undersigned hereby certify to you to the best of their knowledge that as of the date hereof:
(a)    all of the representations and warranties set forth in Section 4 of the Agreement are true and correct;
(b)    no violation or breach of any of the affirmative covenants set forth in Section 5 of the Agreement has occurred and is continuing;
(c)    no violation or breach of any of the negative covenants set forth in Section 6 of the Agreement has occurred and is continuing;
(d)    no Default or Event of Default under the Agreement has occurred and is continuing;
(e)    the financial statements of Borrower and Subsidiary Bank delivered to you with this letter or contemporaneously delivered via electronic means pursuant to Section 5.03(g) of the Agreement, are true, correct and complete and have been prepared in accordance with GAAP; and the financial covenant information set forth in Schedule 1 to this letter is true and correct.

Very truly yours,
ENTERPRISE FINANCIAL SERVICES CORP

By:
Name:
Title:

ENTERPRISE BANK & TRUST

By:
Name:
Title:

SCHEDULE 1
Financial Covenant information
as of fiscal quarter ending _________, 201__

1.    Risk-Based Capital Adequacy Guidelines (Section 5.09)

(a)    Borrower (Holding Company Guidelines): In compliance ☐ yes ☐ no
(b)    Subsidiary Bank (FDIC Capital Guidelines): In compliance ☐ yes ☐ no
Total risk based capital (12 C.F.R. 325.103(b)(1)(i)):     _____%

[requirement- at least 11.50%.]

2.    Loan Loss Reserves to Non-Performing Loans (Section 5.10)

(a)    Loan Loss Reserves         $_________
(b)    Non-Performing Loans         $_________
(c)    [2.a. divided by 2.b.]                    ______%

[requirement- at least 80%]

3.    Fixed Charge Coverage Ratio (measured on a rolling-four quarter basis) (Section 5.11)

(a)    Net Income        $_________

(b)    Noncash income    $_________

(c)    Noncash expenses    $_________

(d)    Interest expense    $_________

(e)    cash Distributions     $_________

(f)    Numerator
[3.(a) minus 3(b) plus 3(c) plus 3(d) minus 3(e)]        $_________

(g)    Principal payments     $1,200,000

(h)    Interest expense    $_________

(i)    Denominator
[3.(g) plus 3.(h)]                        $_________

(j)    Fixed Charge Coverage Ratio                            ______ to 1.00
[3.(f) divided by 3.(i)]

[requirement- at least 1.35 to 1.00]

4.    Non-Performing Loans plus Other Real Estate to Primary Capital (Section 5.12)

(a)    Non-Performing Loans                $_________
(b)    Other Real Estate                $_________
(c)    Numerator [4(a) plus 4.(b)]            $_________
(d)    Primary Capital                    $_________
(e)    4.(c) divided by 4(d)                            _____%

[requirement- not more than 24%]